UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 13, 2015
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas	0-20791	75-1974352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4134 Business Park Drive, Amarillo, Texas	79110-4225
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Change in Control of Registrant.

In its Form 8-K filed 7-13-15, the Company disclosed that The Yang Group, which held 80% of the Company’s issued and outstanding voting common shares, was expected to begin distributing its shares in the Company to certain of its constituent members. On its Form 8-K filed September 16, 2015, the Company disclosed distribution by The Yang Group of 7,153,334 shares of the Company’s voting common stock to seventeen constituent members. Further distributions have now been made.  On October 12, 2015, The Yang Group distributed 8,162,514 shares of the Company’s voting common stock to 4 constituent members, both individuals and entities.  One of those distributees received more than 10% of the Company’s issued and outstanding shares: Anxon International, Inc., received 2,133,333 shares, constituting beneficial ownership of 10.59% of the Company’s voting securities; Three distributees received more than 5% of the Company’s issued and outstanding shares:  Kairos Capital Co., Ltd. received 1,611,585 shares, constituting beneficial ownership of 8.0%; Ching Lam Carmen Cheung received 1,766,667 shares, constituting beneficial ownership of 8.77% and Stephen T. Chen received 2,012,128 shares individually, and 638,801 shares to  his controlled corporation, STC International, Inc., constituting together beneficial ownership of 2,650,929 shares, or 13.16% of the Company’s voting securities.  The Yang Group retains 800,000 shares of the Company’s voting common shares, constituting

3.97% of the Company’s voting securities. There is expected to be no continuing arrangement or understanding among the members or former members of The Yang Group and their associates with respect to the election of directors or other matters, although the shares to be retained by The Yang Group will continue to be voted by Stephen T. Chen, President and CEO of the Company, until such time as they are distributed.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMARILLO BIOSCIENCES, INC.
Date: October 13, 2015	By: /s/ Bernard Cohen
Bernard Cohen Vice President and Chief Financial Officer